Exhibit 99.1

Molson Coors Reports Higher Sales but Lower after-Tax Income for the Fourth Quarter and Full-Year 2010

DENVER & MONTREAL--(BUSINESS WIRE)--February 10, 2011--Molson Coors Brewing Company (NYSE: TAP; TSX) today reported 49.0 percent(1) lower income from continuing operations, and 35.0 percent lower underlying after-tax income(2) for the fourth quarter 2010, due to an unusually low tax rate a year ago. Without the tax rate impact, underlying pretax income(2) increased 8.1 percent for the fourth quarter, driven by positive pricing, substantial cost reductions, and continued investments in brands and innovation.

Full-year income from continuing operations decreased 8.4 percent(3) to $668.1 million(4), while 2010 underlying after-tax income decreased 5.7 percent to $666.9 million, or $3.56 per diluted share, due to an unusually low tax rate in 2009. Underlying pretax income for 2010 increased 10.6 percent.

Full Year 2010 Financial Highlights

  Income from continuing operations, net of tax: $668.1 million, -8.4% ($3.57 per diluted share)
  Underlying pretax income: $794.4 million, +10.6%
  Underlying after-tax income: $666.9 million, -5.7% ($3.56 per diluted share)
  Underlying free cash flow: $924.3 million, +26.8%
  Net sales: $3,254.4 million, +7.3%
  Worldwide beer volume: 48.7 million hectoliters, -2.6%

Fourth Quarter 2010 Financial Highlights

  Income from continuing operations, net of tax: $111.3 million, -49.0% ($0.59 per diluted share)
  Underlying pretax income: $134.5 million, +8.1%
  Underlying after-tax income: $123.6 million, -35.0% ($0.66 per diluted share)
  Net sales: $835.1 million, +1.7%
  Worldwide beer volume: 11.9 million hectoliters, -1.9%

Peter Swinburn, Molson Coors president and chief executive officer, said, “Underlying after-tax income for Molson Coors decreased 35.0 percent in the fourth quarter, due to an unusually low tax rate a year ago. Underlying pretax earnings increased 8.1 percent in the quarter versus a year ago due to positive pricing, substantial cost reductions, and continued investments in our brands and innovation. Ongoing challenges included weak industry volume in our three largest markets, along with fuel and commodity inflation across our businesses. In the quarter, we generated significant free cash and made additional contributions to our defined benefit pension plans, which has improved the funded status and expense outlook of these plans.”

“For the full-year 2010, underlying after-tax income for Molson Coors decreased 5.7 percent, driven by an unusually low tax rate in 2009. Underlying pretax income increased 10.6 percent, reflecting positive pricing and substantial cost reductions. We also grew underlying free cash flow 27 percent to $924 million for 2010.”

“For Molson Coors, 2010 was a year of good progress in building our brands, innovating, reducing costs, strengthening our balance sheet, and generating cash. We introduced new brands and value-enhancing innovations in each of our businesses to drive the top-line, exceeded all of our cost-reduction targets for the year, and used a portion of our free cash flow to fund our pensions and reduce balance sheet risk. As a result, we achieved solid growth in pretax income and free cash flow, despite continued input cost inflation and weak industry volume.”

Full Year 2010 Global Highlights

  The Company achieved positive beer pricing in each of its major businesses, and finished 2010 with encouraging share trends in key markets.
  Cost savings initiatives underpinned the Company’s financial performance, delivering $194 million of total reductions in 2010 (including 42 percent of MillerCoors cost savings).
  Despite challenging economic conditions in all of the Company’s major markets and continued input cost inflation, net sales grew ahead of cost of goods sold per hectoliter in 2010.
  As a result, the Company increased gross margins and achieved double-digit growth in operating and pretax income.
  As of December 25, 2010, cash and cash equivalents totaled $1.22 billion, and total debt was $1.96 billion, resulting in net debt of $0.74 billion.

Full Year 2010 Regional Highlights

  Coors Light became the best-selling beer brand in Canada.
  In Canada, the Company leveraged its sponsorship of the Vancouver Winter Olympics, re-launched Molson Canadian, expanded Molson M and Rickard’s Dark, introduced Keystone Light, and completed the Granville Island acquisition.
  In the U.S., MillerCoors exceeded its targets for cost reductions, and achieved 2.3 percent growth in domestic net sales per hectoliter.
  MillerCoors maintained a strong pace of brand-building and innovation work and formed a company called Tenth and Blake to drive its craft and specialty beer brands.
  In the U.K., the Company continued to drive its value-over-volume strategy on the strength of Carling, Cobra and other brands. As a result, U.K. net sales per hectoliter increased 10 percent in local currency in 2010, the fourth consecutive year of pricing growth in a challenging market.
  The Company’s International business completed a joint venture with Si’hai Brewing Company in China, signed a brewing and distribution agreement with Mahou San Miguel for Carling in Spain, and launched Coors Light in Russia and Vietnam.

Worldwide Beer Volume

Molson Coors’ total worldwide beer volume was 11.9 million hectoliters in the quarter, 1.9 percent lower versus the prior year, as shown in Table 1 below. Full year 2010 Molson Coors worldwide volume decreased 2.6 percent to 48.7 million hectoliters, as shown in Table 2 below.

Molson Coors Brewing Company
Table 1: 2010 Q4 Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	December 25, 2010	December 26, 2009	% Change

Financial Volume:	4.652	4.697	(1.0%)
Royalty Volume:	0.102	0.096	6.2%
Owned Volume:	4.754	4.793	(0.8%)
Proportionate Share of Equity Investment Sales-to-Retail(1):	7.139	7.326	(2.6%)
Total Worldwide Beer Volume:	11.893	12.119	(1.9%)

Notes:

(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments
(MillerCoors and Modelo Molson) sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Molson Coors Brewing Company
Table 2: 2010 Full Year Worldwide Beer Volume
(In Millions of Hectoliters)
	Fifty-Two Weeks Ended
	December 25, 2010	December 26, 2009	% Change

Financial Volume:	18.464	18.779	(1.7%)
Royalty Volume:	0.347	0.301	15.3%
Owned Volume:	18.811	19.080	(1.4%)
Proportionate Share of Equity Investment Sales-to-Retail(1):	29.878	30.888	(3.3%)
Total Worldwide Beer Volume:	48.689	49.968	(2.6%)

Notes:

(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments
(MillerCoors and Modelo Molson) sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Cost Savings and Other Highlights

In the fourth quarter, the Company delivered $11 million of Resources for Growth 2 (RFG2) cost reductions. For the full year 2010, Molson Coors achieved $66 million of cost savings in the first year of the Company’s RFG2 cost savings program.

MillerCoors achieved $60 million in synergies in the fourth quarter. MillerCoors delivered $232 million in synergies in 2010, bringing the total to $505 million since beginning operations on July 1, 2008, surpassing the original commitment to deliver $500 million by June 30, 2011. Molson Coors’ 42 percent share of these synergies is $25 million in the fourth quarter and $97 million for the year.

MillerCoors also delivered incremental cost savings of $31 million in the fourth quarter, and a total of $74 million in 2010, which are part of its $200 million cost savings program to be delivered by the end of 2012. Molson Coors’ 42 percent share of these additional synergies is $13 million and $31 million, respectively.

The Company’s fourth quarter 2010 effective tax rate for income from continuing operations was 11 percent on a reported basis and 9 percent on an underlying basis. The Company’s full-year 2010 effective tax rate was 17 percent on a reported basis and 16 percent on an underlying basis. The Company’s full-year 2009 effective tax rate was negative 2 percent on a reported basis and positive 1 percent on an underlying basis. The Company’s fourth quarter 2009 effective tax rate for income from continuing operations was negative 65 percent on a reported basis and negative 54 percent on an underlying basis. These tax rates were unusually low due to the favorable resolution of unrecognized tax positions during 2009. The Company’s 2010 tax rates were lower than its anticipated long-term tax rate range of 22 percent to 26 percent due to higher deductible interest, one-time tax benefits in the year, and the mix of geographies and tax rates where the Company’s income is earned. The Company estimates that its full-year 2011 effective tax rate will be in the range of 17 percent to 21 percent on an underlying basis, assuming no further changes in tax laws.

The Company’s fourth quarter results include the benefit of favorable foreign currency movements, which increased underlying pretax income approximately $2 million. For the full year, foreign currency movements increased 2010 underlying pretax income by approximately $22 million.

The Company made additional voluntary contributions to the Canada, U.K. and MillerCoors defined-benefit pension plans in the 4th quarter, totaling $285 million. This pension funding offers attractive returns on investment and will have a favorable impact on the Company’s pension expense and cash contributions in the years ahead, including in 2011. The Company currently expects approximately $60 million of pension expense in 2011, which is 22 percent lower than the total-company defined-benefit pension expense of $77 million in 2010. These amounts include 42 percent of MillerCoors defined-benefit pension expense. U.K. pension expense is expected to decline about $25 million year-over-year, from $19 million of expense in 2010, to about $6 million of pension income in 2011.

Business Segments

Following are the Company’s 2010 fourth quarter results by business segment:

Canada Business

Canada underlying pretax income in local currency increased 7.7 percent(5), driven by positive net pricing and cost reductions. In U.S. dollars, Canada underlying pretax income increased 12.4 percent to $106.3 million in the fourth quarter, which includes a $3 million benefit of a 4 percent year-over-year increase in the Canadian Dollar versus the U.S. Dollar.

Canada sales-to-retail (STRs) for the calendar quarter ended December 31st decreased 1.4 percent versus a year ago. Volume gains from the Company’s new brands in Canada, including Keystone, Molson M and Miller Chill, were offset by declines in established brands. Coors Light declined slightly, and the Molson Canadian brands declined at a low-single-digit rate in the quarter. The Company outperformed the industry in the quarter and grew market share nearly a third of a share point. Canadian beer industry STRs decreased an estimated 2.1 percent in the calendar fourth quarter, primarily due to a continued weak economy.

Canada sales volume was unchanged at 2.1 million hectoliters in the fourth quarter. Net sales per hectoliter increased 1.0 percent in local currency, driven by selective price increases taken during the year in all regions.

Cost of goods sold per hectoliter decreased 1.6 percent in local currency, driven by cost reductions, partially offset by higher input costs.

Marketing, general and administrative expenses decreased 1.4 percent in local currency, driven primarily by savings initiatives and lower commercial investment as the Company cycled new brand launches in the prior year.

Other expense of $2.8 million declined from $45.5 million of other income a year ago, primarily due to a non-core $46 million gain on the sale of the Company’s interest in the Montreal Canadiens in the fourth quarter of 2009.

United States Business (MillerCoors)(6)

Molson Coors underlying U.S. segment pretax income increased 31.3 percent to $67.2 million in the fourth quarter, resulting from strong MillerCoors results.

MillerCoors Operating and Financial Highlights

For the fourth quarter, underlying net income, excluding special items, increased 38.0 percent to $146.4 million, driven by positive pricing, favorable brand mix, and continued strong cost management.

MillerCoors domestic STRs declined 2.5 percent, but showed improvements in premium light sales trends. Domestic sales-to-wholesalers (STWs) declined 2.2 percent.

MillerCoors total net revenue increased 0.4 percent. Domestic net revenue per hectoliter, excluding contract brewing and company-owned distributor sales, increased 1.7 percent.

Cost of goods sold per hectoliter increased 1.8 percent. The increase was primarily due to Coors Distributing Company’s acquisition of Western Beverage in Denver. Domestic COGS per hectoliter were flat for the quarter despite higher fuel costs and mix shift to higher-cost brands, which were offset by synergies and other cost savings.

Marketing, general and administrative costs decreased 5.4 percent in the fourth quarter, primarily due to synergy savings and lower promotional and tactical spending.

Depreciation and amortization expenses for MillerCoors in the fourth quarter were $70.6 million, and additions to tangible and intangible assets totaled $124.0 million.

United Kingdom Business

U.K. underlying pretax income decreased $9.9 million, or 26.9 percent to $26.9 million, driven by a $7 million non-cash increase in defined-benefit pension expense this year. These results were also reduced by $1 million due to a 3 percent devaluation of the British Pound versus the U.S. Dollar. Excluding the adverse pension cost, local currency underlying pretax income decreased 3 percent, with higher pricing offset by lower volume, higher marketing investments, and the impact of cycling a 2009 mark-to-market gain on natural gas hedges.

U.K. owned-brand volume decreased 4.9 percent in the quarter, adversely impacted by unusually cold weather late in 2010. Market share performance was virtually unchanged in the quarter, with the U.K. beer industry volume decreasing approximately 5 percent.

Net sales per hectoliter of owned brands increased 8 percent in local currency, driven by 5 percentage points of higher pricing and 3 percentage points primarily related to positive channel and brand mix.

Cost of goods sold per hectoliter of owned brands increased 8 percent in local currency, driven by incremental pension expense, higher-cost channel and brand mix, fixed-cost deleverage from lower owned-brand volumes, and cycling a mark-to-market gain on natural gas hedges. These factors were partly offset by input cost deflation and lower employee incentive expense this year.

Marketing, general and administrative expense increased 13 percent in local currency due to higher marketing investments and pension expense this year.

International and Corporate

The underlying pretax loss for International and Corporate was $65.9 million, a 13.2 percent increase versus the fourth quarter of 2009.

The Company’s International business grew volume more than 55 percent, driven by the addition of the Si’hai brands in China and strong growth in China, Europe and Latin America. Marketing, general and administrative expense for International was $16.9 million in the quarter, an increase of $1.1 million versus a year ago, due to increased investments in our priority international markets.

Corporate marketing, general and administrative expense was $30.6 million in the fourth quarter, an increase of $5.0 million, driven by higher project and incentive compensation expense this year.

Corporate net interest expense was $27.3 million in the fourth quarter, an increase of $1.7 million compared to a year ago, due to foreign currency movements and lower capitalized interest.

In the quarter, Corporate other expense of $7.6 million was driven by a non-core loss on the Foster’s total-return swaps and related financial instruments.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying earnings.

During the fourth quarter 2010, the Company reported a net special credit of $0.2 million pretax, which was composed primarily of a $1.0 million reduction in estimate related to U.K. restructuring, partially offset by expenses associated with strategic initiatives in the U.K. and International of $0.6 million.

Other non-core items in the quarter totaled $9.0 million pretax, which was primarily due to a $9.3 million non-core loss related to the Foster’s total-return swaps and related financial instruments, partially offset by a $0.3 million environmental reserve credit.

During the fourth quarter of 2010, MillerCoors reported special charges totaling $2.2 million, primarily related to the integration of MillerCoors. This equates to $0.9 million at Molson Coors’ 42 percent economic ownership share.

Discontinued Operations

The Company reports results associated with its former Brazilian business, Cervejarias Kaiser (“Kaiser”), as discontinued operations. The Company reported a loss of $1.5 million from discontinued operations during the quarter due to an adjustment in legal reserves, as well as the impact of foreign exchange movements on the Kaiser indemnity estimates.

2010 Fourth Quarter and Year-End Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2010 fourth quarter and year-end 2010 results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 2, 2011. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) Unless otherwise indicated, all comparative results are for the Company’s fiscal fourth quarter ended December 25, 2010, compared to the fiscal fourth quarter ended December 26, 2009.

(2) The Company calculates non-GAAP underlying income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure. To calculate underlying income in the fourth quarter of 2010, the Company excluded non-core gains, losses and expenses, particularly related to changes in the value of the Company’s Foster’s cash-settled total-return swap, an environmental reserve and MillerCoors integration expenses, as well as a net special credit of $0.2 million pretax. For further details, please see the section “Special and Other Non-Core Items”, along with tables for reconciliations to the nearest U.S. GAAP measures.

(3) Full year comparative results are for the Company’s fiscal year ended December 25, 2010, compared to the fiscal year ended December 26, 2009.

(4) All $ amounts are in U.S. Dollars, unless otherwise indicated.

(5) Note that local currency results for Canada exclude the $1.5 million negative impact of foreign currency hedges in Other (Expense) Income, net, in the fourth quarter of 2010, and $1.6 million negative impact in the fourth quarter of 2009, as it is meaningful to consider those hedges only when viewing the Canada segment in U.S. dollars.

(6) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 8).

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 26, 2009, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 3: 2010 Fourth Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)

		2010 4th Qtr	2009 4th Qtr
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:		$ 111.3	$ 218.2
	Per diluted share:	$ 0.59	$ 1.17
Add back/(less):
Pretax special items - net		(0.2)	11.1
Proportionate share of MillerCoors pretax special items - net (1)		0.9	1.6
Environmental reserve (2)		(0.3)	0.5
Loss related to the cash-settled total return swap (2)		9.3	24.3
Gain related to sale of Montreal Canadiens (2)		-	(46.0)
Tax effects related to special and other non-core items		2.6	(19.4)
Non-GAAP: Underlying after-tax income:		$ 123.6	$ 190.3
	Per diluted share:	$ 0.66	$ 1.02
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net

Molson Coors Brewing Company
Table 4: 2010 Fourth Quarter Underlying Pre-Tax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)

	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2010 4th Qtr Income (loss) from continuing operations before income taxes	$ 106.2	$ 66.3	$ 27.5	$ (75.2)	$ 124.8
Add back/(less):
Pretax special items - net	0.1	-	(0.6)	0.3	(0.2)
Proportionate share of MillerCoors pretax special items - net (1)	-	0.9	-	-	0.9
Loss related to the cash-settled total return swap (2)	-	-	-	9.3	9.3
Environmental litigation reserve (2)	-	-	-	(0.3)	(0.3)
Non-GAAP: 2010 4th Qtr underlying pretax income (loss)	$ 106.3	$ 67.2	$ 26.9	$ (65.9)	$ 134.5
Percent change 2010 4th Qtr vs. 2009 4th Qtr underlying pretax income (loss)	12.4%	31.3%	-26.9%	-13.2%	8.1%
U.S. GAAP: 2009 4th Qtr Income (loss) from continuing operations before income taxes	$ 140.5	$ 49.6	$ 25.8	$ (83.0)	$ 132.9
Add back/(less):
Pretax special items – net	0.1	-	11.0	-	11.1
Proportionate share of MillerCoors pretax special items - net (1)	-	1.6	-	-	1.6
Environmental litigation reserve (2)	-	-	-	0.5	0.5
Loss related to the cash-settled total return swap (2)	-	-	-	24.3	24.3
Gain related to sale of Montreal Canadiens (2)	(46.0)	-	-	-	(46.0)
Non-GAAP: 2009 4th Qtr underlying pretax income (loss)	$ 94.6	$ 51.2	$ 36.8	$ (58.2)	$ 124.4
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net

MillerCoors LLC
Table 5: 2010 4th Qtr Underlying Net Income
(Net Income Attributable to MillerCoors, Excluding Special Items)
(In Millions)
	Three Months Ended		Twelve Months Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009

U.S. GAAP - Net income attributable to MillerCoors:	$ 144.2	$ 102.2	$ 1,057.0	$ 842.8
Add back: Special items, net	2.2	3.9	30.3	49.4
Non-GAAP - Underlying net income:	$ 146.4	$ 106.1	$ 1,087.3	$ 892.2

Molson Coors Brewing Company
Table 6: 2010 Full Year Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)

	2010 Full Year	2009 Full Year
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	$ 668.1	$ 729.4
Per diluted share:	$ 3.57	$ 3.92
Add back/(less):
Pretax special items - net	21.3	32.7
Proportionate share of MillerCoors pretax special items - net (1)	12.7	20.8
Impact of MillerCoors accounting policy elections (1)	-	(7.3)
Gain related to the cash-settled total return swap (2)	(47.9)	(0.7)
Environmental reserve (2)	(0.2)	1.5
Gain on sale of non-core real estate (2)	(0.5)	-
Gain related to sale of Montreal Canadiens (2)	-	(46.0)
Tax effects related to special and other non-core items	13.4	(23.0)
Non-GAAP: Underlying after-tax income:	$ 666.9	$ 707.4
Per diluted share:	$ 3.56	$ 3.81
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net

Molson Coors Brewing Company
Table 7: 2010 Full Year Underlying PreTax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)

	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2010 Full Year Income (loss) from continuing operations before income taxes	$ 454.0	$ 456.1	$ 95.3	$ (196.4)	$ 809.0
Add back/(less):
Pretax special items - net	17.0	-	3.1	1.2	21.3
Proportionate share of MillerCoors pretax special items - net (1)	-	12.7	-	-	12.7
Gain related to the cash-settled total return swap (2)	-	-	-	(47.9)	(47.9)
Environmental litigation reserve (2)	-	-	-	(0.2)	(0.2)
Gain on sale of non-core real estate (2)	-	-	-	(0.5)	(0.5)
Non-GAAP: Full Year underlying pretax income (loss)	$ 471.0	$ 468.8	$ 98.4	$ (243.8)	$ 794.4
Percent change 2010 Full Year vs. 2009 Full Year underlying pretax income (loss)	9.7%	18.5%	-10.3%	12.8%	10.6%
U.S. GAAP: Full Year Income (loss) from continuing operations before income taxes	$ 462.6	$ 382.0	$ 90.8	$ (217.9)	$ 717.5
Add back/(less):
Pretax special items - net	12.9	-	18.9	0.9	32.7
Proportionate share of MillerCoors pretax special items - net (1)	-	20.8	-	-	20.8
Impact of MillerCoors accounting policy elections (1)	-	(7.3)	-	-	(7.3)
Gain related to the cash-settled total return swap (2)	-	-	-	(0.7)	(0.7)
Environmental litigation reserve (2)	-	-	-	1.5	1.5
Gain related to sale of Montreal Canadiens (2)	(46.0)	-	-	-	(46.0)
Non-GAAP: Full Year underlying pretax income (loss)	$ 429.5	$ 395.5	$ 109.7	$ (216.2)	$ 718.5
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net

Pretax and after-tax underlying income should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 8: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Excluding Special Items)

(In Millions)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Net Income Attributable to MillerCoors	$ 144.2	$ 102.2	$ 1,057.0	$ 842.8
Multiply: MCBC economic interest % in MillerCoors	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$ 60.6	$ 42.9	$ 443.9	$ 354.0
Add: Accounting policy elections (1)	-	-	-	7.3
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (2)	2.5	2.4	6.9	11.7
Add: Share-based compensation adjustment (3)	3.2	4.3	5.3	9.0
Equity Income in MillerCoors (reported)	$ 66.3	$ 49.6	$ 456.1	$ 382.0
Add: Proportionate share of MillerCoors special items (4)	0.9	1.6	12.7	20.8
(Less): Accounting policy elections (1)	-	-	-	(7.3)
U.S. Segment Underlying Pretax Income (Non-GAAP)	$ 67.2	$ 51.2	$ 468.8	$ 395.5

Notes:

(1) MillerCoors made its initial accounting policy elections upon formation, impacting certain asset and liability balances contributed by MCBC. Our investment basis in
MillerCoors is based upon the book value of the net assets we contributed. These adjustments reflect the favorable impact to our investment as a result of the differences resulting from accounting policy elections, the most significant of which was MillerCoors’ election to value contributed Coors Brewing Company (“CBC”) inventories using the first in, first out (FIFO) method, rather than the last in, first out (LIFO) method, which had previously been applied. This adjustment has been phased in over the expected turnover of the related inventories; which was concluded in the first quarter of 2009.

(2) Our net investment in MillerCoors is based on the carrying values of the net assets we contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both CBC and Miller Brewing Company) by approximately $624 million. This difference is being amortized as additional equity income over the remaining useful lives of long-lived assets giving rise to the difference. For non-depreciable assets, such as goodwill, no adjustment is being recorded. This also includes the impact of impairments and other adjustments occurring since formation that affect the basis difference.

(3) The net adjustment is to record all share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former
CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.

(4) MillerCoors special items were net charges of $2.2 million for Q4 2010, $3.9 million for Q4 2009, $30.3 million for the full year 2010 and $49.4 million for the full year
2009. MCBC's proportionate share equals 42% of these net special charges.

Molson Coors Brewing Company and Subsidiaries
Table 9: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Fifty Two Weeks Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009

Volume in hectoliters	4.652	4.697	18.464	18.779

Sales	$ 1,213.4	$ 1,191.6	$ 4,703.1	$ 4,426.5
Excise taxes	(378.3)	(370.8)	(1,448.7)	(1,394.1)
Net sales	835.1	820.8	3,254.4	3,032.4
Cost of goods sold	(475.6)	(475.6)	(1,812.2)	(1,726.9)
Gross profit	359.5	345.2	1,442.2	1,305.5
Marketing, general and administrative expenses	(265.0)	(247.5)	(1,012.5)	(900.8)
Special items, net	0.2	(11.1)	(21.3)	(32.7)
Equity income in MillerCoors	66.3	49.6	456.1	382.0
Operating income	161.0	136.2	864.5	754.0
Interest expense, net	(25.7)	(23.6)	(99.4)	(85.9)
Other income (expense), net	(10.5)	20.3	43.9	49.4
Income from continuing operations before income taxes	124.8	132.9	809.0	717.5
Income tax expense	(14.1)	86.0	(138.7)	14.7
Income from continuing operations	110.7	218.9	670.3	732.2
Income (loss) from discontinued operations, net of tax	(1.5)	3.9	39.6	(9.0)
Net income	109.2	222.8	709.9	723.2
Less: Net income attributable to noncontrolling interests	0.6	(0.7)	(2.2)	(2.8)
Net income attributable to MCBC	$ 109.8	$ 222.1	$ 707.7	$ 720.4

Basic income (loss) per share:
From continuing operations attributable to MCBC	$ 0.60	$ 1.19	$ 3.59	$ 3.96
From discontinued operations attributable to MCBC	(0.01)	0.02	0.21	(0.05)
Basic net income per share	$ 0.59	$ 1.21	$ 3.80	$ 3.91

Diluted income (loss) per share:
From continuing operations attributable to MCBC	$ 0.59	$ 1.17	$ 3.57	$ 3.92
From discontinued operations attributable to MCBC	(0.01)	0.02	0.21	(0.05)
Diluted net income per share	$ 0.58	$ 1.19	$ 3.78	$ 3.87

Weighted average shares - basic	186.5	185.2	185.9	184.4
Weighted average shares - diluted	188.1	186.8	187.3	185.9

Dividends per share	$ 0.28	$ 0.24	$ 1.08	$ 0.92

Amount attributable to MCBC
Income from continuing operations, net of tax	$ 111.3	$ 218.2	$ 668.1	$ 729.4
Income (loss) from discontinued operations, net of tax	(1.5)	3.9	39.6	(9.0)
Net income attributable to MCBC	$ 109.8	$ 222.1	$ 707.7	$ 720.4

Molson Coors Brewing Company and Subsidiaries
Table 10: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009

Volume in hectoliters	2.099	2.099	8.922	8.741

Sales	$ 620.1	$ 582.3	$ 2,555.6	$ 2,271.8
Excise taxes	(153.7)	(139.5)	(617.4)	(539.5)
Net sales	466.4	442.8	1,938.2	1,732.3
Cost of goods sold	(235.6)	(229.5)	(969.6)	(887.7)
Gross profit	230.8	213.3	968.6	844.6
Marketing, general and administrative expenses	(121.7)	(118.2)	(491.1)	(418.9)
Special items, net	(0.1)	(0.1)	(17.0)	(12.9)
Operating income	109.0	95.0	460.5	412.8
Other income (expense), net	(2.8)	45.5	(6.5)	49.8
Income before income taxes	$ 106.2	$ 140.5	$ 454.0	$ 462.6

Molson Coors Brewing Company and Subsidiaries
Table 11: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009

Volume in hectoliters	2.342	2.462	8.870	9.510

Sales	$ 568.3	$ 587.9	$ 2,058.9	$ 2,073.8
Excise taxes	(222.3)	(229.3)	(824.0)	(847.6)
Net sales	346.0	358.6	1,234.9	1,226.2
Cost of goods sold	(224.8)	(234.0)	(792.6)	(795.9)
Gross profit	121.2	124.6	442.3	430.3
Marketing, general and administrative expenses	(95.7)	(87.8)	(349.2)	(324.2)
Special items, net	0.6	(11.0)	(3.1)	(18.9)
Operating income	26.1	25.8	90.0	87.2
Interest income, net	1.6	2.0	6.7	8.3
Other income (expense), net	(0.2)	(2.0)	(1.4)	(4.7)
Income before income taxes	$ 27.5	$ 25.8	$ 95.3	$ 90.8

Molson Coors Brewing Company and Subsidiaries
Table 12: Molson Coors International and Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009

Volume in hectoliters	0.211	0.136	0.672	0.528

Sales	$ 25.0	$ 21.4	$ 88.6	$ 80.9
Excise taxes	(2.3)	(2.0)	(7.3)	(7.0)
Net Sales	22.7	19.4	81.3	73.9
Cost of goods sold	(15.2)	(12.1)	(50.0)	(43.3)
Gross profit	7.5	7.3	31.3	30.6
Marketing, general and administrative expenses	(47.6)	(41.5)	(172.2)	(157.7)
Special items, net	(0.3)	-	(1.2)	(0.9)
Operating income (loss)	(40.4)	(34.2)	(142.1)	(128.0)
Interest expense, net	(27.3)	(25.6)	(106.1)	(94.2)
Other income (expense), net	(7.5)	(23.2)	51.8	4.3
Income (loss) before income taxes	$ (75.2)	$ (83.0)	$ (196.4)	$ (217.9)

MillerCoors LLC (1)
Table 13: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009

Volume in hectoliters	17.662	18.084	78.823	81.085

Sales	$ 1,997.9	$ 1,995.8	$ 8,817.7	$ 8,851.6
Excise taxes	(278.2)	(283.6)	(1,247.1)	(1,277.3)
Net sales	1,719.7	1,712.2	7,570.6	7,574.3
Cost of goods sold	(1,096.2)	(1,102.1)	(4,687.3)	(4,720.9)
Gross profit	623.5	610.1	2,883.3	2,853.4
Marketing, general and administrative expenses	(472.5)	(499.5)	(1,775.1)	(1,937.9)
Special items, net	(2.2)	(3.9)	(30.3)	(49.4)
Operating income	148.8	106.7	1,077.9	866.1
Other income (expense), net	(1.1)	(0.7)	3.4	0.9
Income before income taxes	147.7	106.0	1,081.3	867.0
Income tax expense	(1.7)	(1.5)	(7.6)	(8.4)
Net income	146.0	104.5	1,073.7	858.6
Less: Net income attributable to noncontrolling interests	(1.8)	(2.3)	(16.7)	(15.8)
Net income attributable to MillerCoors	$ 144.2	$ 102.2	$ 1,057.0	$ 842.8

Notes:

(1) Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 8 in the release for a reconciliation from Net Income
Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries
Table 14: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	December 25, 2010	December 26, 2009
Assets

Cash and cash equivalents	$ 1,217.6	$ 734.2
Receivables, net	729.5	717.2
Inventories, net	195.0	181.3
Other, net	78.8	75.2
Total current assets	2,220.9	1,707.9

Properties, net	1,388.7	1,347.4
Goodwill and intangibles, net	6,144.2	6,009.7
Investment in MillerCoors	2,574.1	2,613.6
Other, net	369.7	342.5
Total assets	$ 12,697.6	$ 12,021.1

Liabilities and Equity

Accounts payable	$ 268.2	$ 210.3
Accrued expenses and other	1,064.6	1,070.3
Current portion of long-term debt and short-term borrowings	1.1	300.3
Total current liabilities	1,333.9	1,580.9

Long-term debt	1,959.6	1,412.7
Pension and post-retirement benefits	458.6	823.8
Other, net	1,102.9	1,110.9
Total liabilities	4,855.0	4,928.3

Total MCBC stockholders' equity	7,798.8	7,079.6
Noncontrolling interests	43.8	13.2
Total equity	7,842.6	7,092.8
Total liabilities and equity	$ 12,697.6	$ 12,021.1

Molson Coors Brewing Company and Subsidiaries
Table 15: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Fifty-Two Weeks Ended
	December 25, 2010	December 26, 2009

Cash flows from operating activities:
Net income	$ 709.9	$ 723.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	202.3	208.0
Equity Income in MillerCoors	(456.1)	(382.0)
Distributions from MillerCoors	456.1	401.1
Change in working capital and other, net	(162.5)	(92.0)
Net cash provided by operating activities	$ 749.7	$ 858.3

Cash flows from investing activities:
Additions to properties	$ (177.9)	$ (158.8)
Proceeds from sales of assets and businesses, net	5.2	58.0
Acquisition of businesses, net of cash acquired	(19.8)	(41.7)
Payment on discontinued operations	(96.0)	-
Proceeds from settlements of derivative instruments	35.1	-
Deconsolidation of Brewers' Retail, Inc.	-	(26.1)
Investment in and return of capital of MillerCoors	(10.9)	(66.3)
Other, net	(3.1)	6.7
Net cash used in investing activities	$ (267.4)	$ (228.2)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	$ 38.5	$ 43.1
Dividends paid	(201.1)	(170.4)
Net repayment of debt	189.1	(2.7)
Payments on settlements of debt-related derivatives	(42.0)	-
Other	7.9	12.8
Net cash used in financing activities	$ (7.6)	$ (117.2)

Cash and cash equivalents:
Net increase in cash and cash equivalents	474.7	512.9
Effect of foreign exchange rate changes on cash and cash equivalents	8.7	5.1
Balance at beginning of year	734.2	216.2
Balance at end of period	$ 1,217.6	$ 734.2

Molson Coors Brewing Company
Table 16: Underlying Free Cash Flow -- Reconciliation to Nearest U.S. GAAP Measure
(US$ in millions)
		Fifty-Two Weeks Ended
		December 25, 2010	December 26, 2009
U.S. GAAP:	Net Cash Provided by Operating Activities	$ 749.7	$ 858.3	(1)
Less:	Additions to properties	(177.9)	(158.8)	(1)(2)
Less:	Investment in MillerCoors	(1,071.2)	(514.5)	(2)
Add:	Return of capital from MillerCoors	1,060.3	448.2	(2)
Add:	Proceeds from sale of assets and businesses	5.2	58.0	(2)
Add:	Proceeds from settlements of derivative instruments	35.1	-	(2)
Add:	Additional voluntary pension contributions	285.0	-	(3)
Less:	Reduction of MillerCoors derivatives collateral requirements	(6.7)	(54.9)	(4)
Add:	MillerCoors capital expenditures to attain synergies	8.0	64.8	(4)
Add:	MillerCoors special cash expenses to attain synergies	11.0	27.9	(4)
Add:	MillerCoors purchase of Western Beverage	25.8	-	(4)
Non-GAAP:	Underlying Free Cash Flow	$ 924.3	$ 729.0

Notes:

(1) Amounts presented in historical financial statements have been retrospectively adjusted to conform to current year presentation of returnable containers in Canada, resulting in an increase of $34.1 to both 'Net Cash Provided by Operating Activities' and 'Additions to
properties'. Refer to 2010 Form 10-K, Part II, Item 8, Note 1 for further detail.

(2) Included in net cash used in investing activities.
(3) Additional voluntary cash contributions of $195.5, $47.5 and $42.0 made to UK, Canada and US (MillerCoors at 42%) pension plans, respectively, included in net cash provided by operating activities.

(4) Amounts represent MCBC's proportionate 42% share of the cash flow impacts, as determined by management. These items adjust operating cash flow to arrive at our underlying free cash flow for full year 2010 and the comparable prior-year period.

CONTACT:
Molson Coors
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334
or
Leah Ramsey,
303-927-2397